                                  EXHIBIT 3.11

                           Certificate of Amendment of

                         Certificate of Incorporation of

                              Inetvisionz.com, Inc.

                             Dated December 11, 2000

                                STATE OF DELAWARE

                           CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                              INETVISIONZ.COM, INC.
                             A DELAWARE CORPORATION

FIRST: That at a meeting of the Board of Directors on INETVISIONZ.COM, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be read as follows:

            "The name of this Corporation shall be "iNetVisionz, Inc."

         RESOLVED FURTHER, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be read as follows:

         "The Corporation shall be authorized to issue 100,000,000 (One Hundred Million) shares of Common Stock at $0.001 par value. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders and to share ratably in dividends, if any, as may be declared, from time to time, by the Board of Directors in its discretion, from funds legally available therefor. The Corporation shall also be authorized to issue 10,000,000 (Ten Million) shares of Preferred Stock at $0.001 par value issuable in one or more series with such powers, designations, preferences, rights, qualifications, limitations or restrictions as may be determined in the board's sole discretion, with no further authorization by shareholders required for the creation and issuance thereof. When required by law and in accordance with the provisions of Section 151 of the General Corporations Law of the state of Delaware, the board of directors of the Corporation shall have the express authority to execute, acknowledge and file a certificate of designations setting forth, any and all powers, designations, preferences, rights, qualifications, limitations or restrictions on the stock."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:   That said  amendments  were duly adopted in accordance  with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS THEREOF, the undersigned do make, file and record this Certificate and do hereby certify that the facts herein stated are true and they have accordingly hereunto set their hands this 17th day of November, A. D. 2000.


By:      /s/ Noreen Khan                      By:      /S/ Lawrence Horwitz
    ----------------------------                    ---------------------------
Noreen Khan, President                        Lawrence Horwitz, Secretary